Wells Fargo Bank, National Association 1100 Abernathy Road, N.E. Suite 1500 Atlanta, GA 30328-5657	Exhibit 10.25

CONFIDENTIAL
June 29, 2015

TSPC, Inc.
c/o TriMas Corporation
39400 Woodward Avenue
Suite 130
Bloomfield Hills, Michigan 48304
Attn: Robert Zalupski

FOURTH AMENDED AND RESTATED FEE LETTER

Ladies and Gentlemen:
This is the Fee Letter (“Fee Letter”) referred to in the Amended and Restated Receivables Transfer Agreement dated as of September 15, 2011 (as amended, restated or otherwise modified from time to time, the “Agreement”) by and among TSPC, INC., a Nevada corporation, as transferor (in such capacity, the “Transferor”), TRIMAS CORPORATION, a Delaware corporation, as Collection Agent, TRIMAS COMPANY LLC, a Delaware limited liability company, as Guarantor, the purchasers from time to time party thereto (each, a “Purchaser”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, individually as a Purchaser (“Wells Fargo”) and as Administrative Agent (together with its successors in such latter capacity, the “Administrative Agent”). From and after November 1, 2014 (the “Effective Date”), this Fee Letter amends and restates that certain third amended and restated fee letter dated November 26, 2014 by and among the parties. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Agreement.
1.    In addition to the legal, audit and other fees and expenses set forth in the Agreement and other amounts due to the Administrative Agent, the LC Issuer or the Purchaser(s) under the terms of the Agreement, the Transferor hereby agrees to pay the following fees in immediately available funds:
(a) [reserved];
(b) for each Letter of Credit, on its date of issuance and on each date, if any, on which its expiry date is extended or its face amount is increased, the Transferor agrees to pay to each of the Purchasers, such Purchaser’s Pro Rata Share of a fully earned and non-refundable fee equal to (i) a percentage equal to 99.9% of the Applicable Margin then in effect, multiplied by (ii) the face amount of such Letter of Credit (or, in the case of an increase in the face amount of such Letter of Credit, on the amount of such increase) multiplied by (iii) a fraction, the numerator of which shall be the actual number of days until such Letter of Credit’s expiry date (or, in the case of an extension, the actual number of days from but excluding the initial expiry date to and including the extended expiry date), and the denominator of which shall be 360 days;
(c)    if, at any time, there is more than one Purchaser, on each Monthly Payment Date, the Transferor agrees to pay to the LC Issuer, for its sole account, a fully earned and non-refundable fee for the month prior to the month most recently ended equal to 0.15% multiplied by the average daily face amount of all Letters of Credit outstanding for such calendar month (or portion thereof) then most recently ended (the “Fronting Fee”). The Fronting Fee shall be computed for actual days elapsed on the basis of a 360-day year, provided, however, with respect to the Termination Date, the Fronting Fee payable shall be equal to the Fronting Fee accrued for the actual number of days elapsed from and including the last day of the calendar month immediately preceding the most recent Monthly Payment Date to but excluding the Termination Date; and
(d)    on each Monthly Payment Date, the Transferor agrees to pay to the each of the Purchasers, a fully earned and non-refundable fee for the month prior to the month most recently ended equal to 0.35% multiplied by the average daily difference between such Purchaser’s Commitment and its Credit Exposure for the calendar month (or portion thereof) then most recently ended (the “Unused Fee”). The Unused Fee shall be computed for actual days elapsed on the basis of a 360-day year, provided, however, with respect to the Termination Date, the Unused Fee payable shall be equal to the Unused Fee accrued for the actual number of days elapsed from and including the last day of the calendar month immediately preceding the most recent Monthly Payment Date to but excluding the Termination Date.
2.     As used in the Agreement, “Special Obligors” means (a) solely with respect to Receivables arising on or after October 31, 2012, Henkel Corporation, The Dial Corporation and their Affiliates, and (b) solely with respect to Receivables arising on or after March 31, 2014, Hamilton Sundstrand Corporation and its Affiliates. Subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld), the term “Special Obligors” shall also include any entity reasonably requested by the Transferor.
3.     L Brands, Inc. and its Affiliates shall have a Designated Concentration Limit of 8%, it being understood that such Designated Concentration Limit may be cancelled by any Purchaser upon not less than five (5) Business Days’ written notice to Transferor and the Administrative Agent.
4.     As used in the Agreement, “Applicable Margin” means (a) 1.15% for any Calculation Period beginning on or after April 17, 2014 and ending on or prior to October 31, 2014, and (b) at all times on or after the Effective Date, 1.00% for each Calculation Period.
5.    As used in the Agreement “Special Adjustment” means, for purposes of calculating the Dilution Ratio as of any Cut-Off Date on which the Receivables of a Special Obligor are not Excluded Receivables and are not Eligible Receivables, a reduction of the numerator of the Dilution Ratio by the total amount of decreases in outstanding principal balances of Receivables owing from such Special Obligor due to Dilution during the Calculation Period ending on such Cut-Off Date, and a reduction of the denominator by the aggregate sales to such Special Obligor generated by the Sellers during the Calculation Period ending three months prior to the Calculation Period ending on such Cut-Off Date.
6.    Transferor acknowledges and agrees that in the event Administrative Agent is asked to provide its consent to the addition of a Purchaser to the Agreement, Administrative Agent may condition such consent on receipt of a reasonable and customary Administrative Agent’s fee from Transferor in an amount to be negotiated by the parties.
THIS FEE LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW.
This Fee Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Fee Letter by facsimile shall be effective as delivery of a manually executed counterpart of a signature page hereto.

If the foregoing reflects our understanding, kindly execute the enclosed copy hereof any return it to the undersigned, whereupon this Fee Letter shall be binding upon you and us.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as LC Issuer and as Administrative Agent

By: /s/ Ryan C. Tozier
Name:     Ryan C. Tozier
Title:    Vice President

Agreed to and accepted as of the date first above written:

TSPC, Inc.
By: /s/ Joshua A. Sherbin
Name:     Joshua A. Sherbin
Title:     Vice President and Secretary